Exhibit 10.1

October 28, 2008

Mr. Ross J. Kari

1403 McGilvra Blvd. East

Seattle, WA 98112

Dear Ross:

It is my pleasure to provide you with this letter formalizing our offer of employment with Fifth Third Bank. With your acceptance of this offer, you will assume the position of Executive Vice President, Chief Financial Officer, reporting directly to me.

Your biweekly salary will be $22,308, which is annualized to $580,008. Your first salary review will occur during the 2010 salary review process.

As agreed, Fifth Third will pay you a one-time pre-tax New Hire Signing Bonus of $100,000 according to the terms of the enclosed New Hire Signing Bonus Repayment Agreement. Please sign and return the enclosed agreement to me by your start date. Fifth Third will pay the New Hire Signing Bonus within 30 days of your start date.

Upon approval by the Board of Directors, you will receive a long-term incentive grant comprised of 20,000 Fifth Third Bancorp restricted shares and 40,000 Fifth Third Bancorp stock appreciation rights. This equity award will be effective on the first business day of the quarter following your start date and will have a four-year cliff vesting period. Typically, within 2-3 weeks after the award effective date (i.e., grant date), you will receive an e-mail notice to accept your award electronically. You will also receive a welcome kit from Fidelity Investments in the mail at your home address, which contains instructions for activating your Stock Plan Account and accepting your award on-line.

You will be eligible for four weeks of vacation in 2009. Your vacation for the remainder of 2008 will be prorated accordingly.

You will be eligible to participate in the Executive Compensation Plan, which affords you the opportunity of earning additional compensation beyond your base salary. The Variable Compensation (VC) Plan is an annual incentive plan with different payout levels for threshold, target and maximum performance. Your target bonus opportunity will be 100% of your base salary, and your maximum opportunity will be three times the target level. Per the attached MSPP Overview, 25% of your VC payment will be made in shares of Fifth Third stock with restrictions on their sale, and that amount will be matched at 50% with restricted stock. The actual amount you receive is dependent upon Fifth Third, Affiliate or Division and individual performance. This year’s target will be prorated based upon your date of hire.

Equity-based awards are also granted at this level. Equity grants are typically made annually on a discretionary basis and are approved by the Board of Directors. Assuming you remain employed with the Bank, you will participate in the 2009 equity grants and your target award for 2009 will be $1,100,000, and your actual award will be based on your individual performance as well as the Bank’s results. In order to receive any equity award, you must electronically accept the award agreement as well as the Confidentiality, Non-Competition and Non-Solicitation Agreement, both of which will be available for electronic acceptance shortly following the award date. The Confidentiality, Non-Competition and Non-Solicitation agreement prohibits the disclosure or use of the Company’s confidential information for purposes other than conducting Company business. It also prohibits the solicitation of customers and/or employees away from the Company for the sale of any product or service that competes with those offered by the

Company for a period of one year. Finally, the agreement restricts you from competing with Fifth Third, in the geographic region in which you worked, for a period of one year following the termination of your employment with Fifth Third.

Your total compensation and benefits package includes our Profit Sharing Plan. Fifth Third has traditionally shared its success directly with employees on an annual basis. To date, Fifth Third has given over half a billion dollars back to our employees in appreciation for their hard work and effort. Participation in the Profit Sharing Plan allows you to accumulate wealth over the course of your career. The Bank’s contribution will range from 0% to 10% with a target of 3 to 4%, based on meeting or exceeding specified financial goals. Additional information on this Profit Sharing Plan is explained in the attached benefits summary. As do most employers, Fifth Third reserves the right to modify this plan as well as any other compensation or benefit plan offered to employees.

You will be eligible to defer 1% to 100% of your eligible earnings to our 401(k) Plan, after 30 days of employment, subject to IRS limitations. The Bank will match 100% of the first 4% deferred on a pre-tax basis. Additional information on this 401(k) Plan is explained in the attached benefits summary.

You are eligible for reimbursement for Executive Planning Services. This enhanced reimbursement benefit provides up to $7,500 annually for Internal Executive Wealth Planning ($10,000 for the first year you utilize the service). Reimbursements will be grossed up by 50% to help offset the payroll taxes that apply to this benefit. A two-year service requirement is waived if you move assets to Fifth Third Bank for management. Please refer to program guidelines for complete details.

In addition to the portion of your benefits that are paid by the Bank, you will receive Benefit Choice Dollars. Benefit Choice Dollars are granted to eligible employees after 30 days of employment. Eligible employees receive 4% of their Benefits Salary up to $4,000 per year. Additional information on this Benefit Choice Dollars Plan is explained in the attached benefits summary.

In addition to these benefits, you will receive a change-in-control agreement that is provided separately for your review. You will also be eligible for a country club membership at a club that we mutually agree is suitable. Fifth Third will cover this expense by increasing the amount of your up-front bonus to pay for the initiation fee (grossed up at the highest marginal tax rate to cover taxes associated with this benefit) and by increasing the amount of your base salary to cover monthly dues.

Fifth Third will also provide for your relocation to the Cincinnati area. Details regarding Fifth Third’s relocation program and policy are enclosed. The relocation package includes the following:

Guaranteed home buy out

Movement of normal household goods including full unpack

Ninety days temporary living

Ninety days temporary storage

Standard costs associated with the sale of your current home including real estate commission

$5,000 (net) Miscellaneous Expense Allowance

Closing costs on the purchase of a new home provided it is financed by Fifth Third

Two home finding trips including spouse and children for 3 days each

Six trips home during the relocation period

All amounts that are grossed up under the relocation program and policy will be grossed up at the highest marginal tax rate.

Fifth Third is proud of its long-standing affiliation with the United Way and asks each employee to support this worthy cause. As an officer of Fifth Third, you will be encouraged to volunteer your time and resources to the annual United Way campaign.

To learn more about employee benefits offered to Fifth Third employees and to plan for your benefit elections, you may access the “Welcome to Fifth Third” website. From the www.53.com website, click “Careers” and then click “Onboarding.” To begin the module, select the “Elearning course” button and enter the following information:

Name: As listed above

Birthdate: MMDDYY

Password: 534me

For questions regarding employee benefits, pay, or other Human Resource information, please contact the Fifth Third Employee Service Center at MY HR DIRECT (1-877-694-7347).

As we’ve discussed, our offer of employment and continued employment is contingent up your successful completion of Fifth Third’s employment screening process, which includes a drug test and government mandated background investigation. Upon acceptance of our offer, you will receive further details regarding the drug screening process and your start date.

As with all positions at Fifth Third, each of us is employed on an at-will basis and no part of this letter should be construed to change that relationship. That is, Fifth Third and each employee can terminate employment at any time.

We look forward to your response on this offer of employment by November 7, 2008.

Ross, we are pleased to offer you this position and are confident that your employment with Fifth Third will be mutually rewarding. These are exciting times for us and we look forward to your acceptance of our offer and your contributions to the success of Fifth Third.

Welcome to the team!

Sincerely,

/s/ KEVIN T. KABAT
Kevin T. Kabat
Chairman, President & CEO

ACCEPTED & AGREED:

/s/ ROSS J. KARI	November 7, 2008
Ross J. Kari	Date